Exhibit 10.2

11/9/04

AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT

This Amended and Restated Administrative Services Agreement (“Agreement”) is entered into effective as of July 1, 2004, by and between 4R Oil and Gas, LLC, a Texas limited liability company (“4R”), with its principal office at 10375 Richmond, Suite 2100, Houston, Texas 77042, Rock Energy Partners LP, a Delaware limited partnership (“Trading”), and Rock Energy Partners Operating LP (“Operating”) (Trading and Operating are collectively referred to as the “Partnerships”).

WITNESSETH:

WHEREAS, effective as of April 16, 2004, 4R and Rocky V. Emery formed the Partnerships, and in connection therewith adopted those certain Agreements of Limited Partnership (the “Partnership Agreements”), for the purpose of owning and investing in other Persons; purchasing and owning property; exploring for oil, gas and related hydrocarbons and minerals; owning, managing, selling, exploiting, marketing and operating oil, gas, hydrocarbon and mineral containing or producing properties and for such other purposes as are permitted by the Partnership Agreement; and

WHEREAS, 4R is the General Partner of the Partnerships and has been granted with the authority to manage the business and affairs of the Partnerships as set forth in the Partnership Agreements; and

WHEREAS, in addition to its duties and responsibilities as the General Partner of the Partnerships, the Partnerships desire to obtain from 4R and 4R desires to provide to the Partnerships, certain administrative support services upon the terms and conditions set forth herein; and

WHEREAS, 4R and the Partnerships entered into that certain Administrative Services Agreement effective as of April 16, 2004 (the “Original Agreement”) and the same parties now agree to amend and restate the terms of the Original Agreement;

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, the parties hereto, subject to the terms and conditions hereinafter set forth, hereby agree as follows:

1. Defined Terms. Defined terms used herein but not defined shall have the meaning defined in the Partnership Agreements.

2. Performance of Services. 4R shall provide the Services, as defined in Section 3 hereof, for the Partnerships. 4R shall provide the Services in the manner set forth herein in a timely manner and in a quality fashion.

3. Services. The term “Services” as used herein shall mean routine accounting, legal, bookkeeping and other administrative services and reports arising in the Partnerships’ ordinary course of business and necessary in the conduct of its business operations, including without limitation, payment of office space rent, office management services, secretarial and administrative, mailing, filing, computer data processing, fax and long-distance communications, human resources, information technology, management of various oil and gas contracts and clerical and administrative services, and as otherwise may be reasonably requested by Partnerships and agreed to by 4R. “Services” hereunder shall not include (A) litigation, audit or tax related support services, (B) the preparation of any filings on behalf of the Partnerships with respect to any governmental agencies, (C) any other services to be performed by or at the direction of the General Partner on behalf of the Partnerships pursuant to the Partnership Agreements other than as contemplated herein, or (D) services necessary for the Partnerships to comply with any applicable laws, rules or Partnership Agreements or with any contractual obligations.

4. Administrative Services Fee. In consideration of the satisfactory performance of the Services on the part of 4R, the Partnerships shall pay 4R, commencing July 1, 2004 and for each month thereafter throughout the existence of the Partnerships, the Administrative Services Fee. The “Administrative Services Fee” shall be equal to $150,000 per month and shall be adjusted annually each January 1 thereafter (beginning January 1, 2005) based upon the change in the Producer’s Price Index as published by the Department of Labor, Bureau of Labor Statistics, or if such Index is replaced or discontinued, any successor index published by such governmental agency; provided however, all parties hereto approve any costs for Services in an amount up to 110% of the Administrative Services Fee. The Administrative Services Fee shall be paid on the first business day following each completed month for the Services performed during the prior month. Payment shall be made in cash via wire transfer or check payable to 4R. The Administrative Services Fee is payable only out of the assets of the Partnerships and neither the General Partner nor any limited partner of the Partnerships shall be liable therefor. 4R shall not be required to submit any invoices to receive payment of the Administrative Services Fee. The amount of the Administrative Services Fee may also be amended from time to time via written agreement executed by 4R and Partnerships.

5. Term of Agreement: Proration of Fee. This Agreement shall continue in force until the dissolution of the Partnerships. The Agreement shall be binding on the Partnerships, its successors and assigns. The Administrative Services Fee shall be prorated for any partial month based on the number of days in such month that 4R provided Services.

6. Assignment. 4R may assign to any of its Affiliates, in whole or in part, any of the rights, obligations or benefits of this Agreement without the prior written consent of the Partnerships. The Partnerships may assign this Agreement to any successor in interest of the Partnerships without the prior written consent of 4R. Otherwise neither party shall assign, in whole or in part, any of the rights, obligations or benefits of this Agreement without the prior written consent of the other party.

7. Indemnification; No Consequential Damages. 4R, its officers, manager, members, directors, agents, employees and Affiliates shall not be liable to the Partnerships, the General Partner, or Limited Partners for claims demands, damages, losses, liabilities, costs or expenses (including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to any suit, proceeding or investigation of any claim) arising out of the rendering of the Services by 4R hereunder except that 4R shall be liable for willful misconduct in the rendering of the Services. 4R shall be indemnified by and reimbursed by the Partnership to the same extent as the Partnerships are obligated to indemnify and reimburse the General Partner pursuant to the Partnership Agreements. Under no circumstances shall 4R be liable for any consequential, speculative, indirect, special, exemplary or punitive damages, or for lost profits or lost business revenues.

8. Governing Law. This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the State of Texas without regard to the conflict of laws provisions thereof. Venue shall lie for any and all purposes with the federal and states courts located in Houston, Harris County, Texas.

9. Notices. Any and all notices or demands permitted or required to be given under this Agreement shall be in writing and shall be validly given or made if (a) personally delivered, (b) delivered and confirmed by facsimile or like instantaneous transmission service, or by Federal Express or other overnight courier delivery service, which shall be effective as of confirmation of the successful transmission of the facsimile or like instantaneous transmission or confirmation of delivery by the courier at the address for notice hereinafter stated or (c) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

4R:	4R Oil and Gas, LLC
103 75 Richmond, Suite 2100
Houston, Texas 77042
Attention: Manager

Partnerships:	Rock Energy Partners LP and Rock Energy Partners Operating LP
10375 Richmond, Suite 2100
Houston, Texas 77042
Attention: General Partner

Notice which is mailed in the manner specified shall be conclusively deemed given three (3) days after the date postmarked or upon receipt, whichever is sooner. Any party may change its address or facsimile number for purposes of this paragraph by giving the other party hereto written notice of the new address or facsimile number in the manner set forth above.

10. Amendment. No modification or amendment of this Agreement shall be binding upon any party unless in writing and signed by the party against which the modification or amendment is asserted.

11. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements, if any. The Original Agreement is hereby amended and superseded in its entirety by this Agreement.

12. Arbitration. THE PARTIES TO THIS AGREEMENT AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM THAT MAY ARISE BETWEEN OR AMONG 4R (ON THE ONE HAND) AND THE PARTNERSHIPS (ON THE OTHER HAND) IN CONNECTION WITH OR OTHERWISE RELATING TO THIS AGREEMENT OR ANY PROVISION OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, CLAIMS BASED ON CONTRACT, TORT OR STATUTE), SHALL BE FINALLY, CONCLUSIVELY AND EXCLUSIVELY SETTLED BY BINDING ARBITRATION IN HOUSTON, TEXAS IN

ACCORDANCE WITH THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES (THE “RULES”) OF JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. OR ANY SUCCESSOR THERETO (“JAMS”) THEN IN EFFECT. THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY WAIVE THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING WITHOUT LIMITATION, THE RIGHT TO TRIAL BY JURY, WITH RESPECT TO ANY MATTER SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 12. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING, WITHOUT LIMITATION, A SUMMARY OR EXPEDITED PROCEEDING, IN ANY COURT HAVING JURISDICTION, TO COMPEL ARBITRATION OF ANY DISPUTE, CONTROVERSY OR CLAIM TO WHICH THIS SECTION 12 APPLIES. EXCEPT WITH RESPECT TO THE FOLLOWING PROVISIONS (THE “SPECIAL PROVISIONS”) WHICH SHALL APPLY WITH RESPECT TO ANY ARBITRATION PURSUANT TO THIS SECTION 12, THE INITIATION AND CONDUCT OF ARBITRATION SHALL BE AS SET FORTH IN THE RULES, WHICH RULES ARE INCORPORATED IN THIS AGREEMENT BY REFERENCE WITH THE SAME EFFECT AS IF THEY WERE SET FORTH IN THIS AGREEMENT:

(a) In the event of any inconsistency between the Rules and the Special Provisions, the Special Provisions shall control. References in the Rules to a sole arbitrator shall be deemed to refer to the tribunal of arbitrators provided for under subparagraph (c) below in this Section 12.

(b) The arbitration shall be administered by JAMS. If JAMS is unable or legally precluded form administering the arbitration, then the American Arbitration Association or any successor thereto shall serve and the Rules shall be deemed to be the Commercial Arbitration Rules of the American Arbitration Association then in effect, but giving effect to the Special Provisions set forth in this Section 12.

(c) The arbitration shall be conducted by a tribunal of three arbitrators. Within ten days after arbitration is initiated pursuant to the Rules, the initiating party or parties (the “Claimant”) shall send written notice to the other party or parties (the “Respondent”), with a copy to the Houston office of JAMS, designating the first arbitrator (who shall not be a representative or an Affiliate of any party but may or may not be a JAMS panel member and, in any case, shall be reasonably believed by the Claimant to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such Person to competently perform arbitral duties). Within ten days after receipt of such notice, the Respondent shall send written notice to the Claimant, with a copy to the Houston office of JAMS and to the first arbitrator, designating the second arbitrator (who shall not be a representative or an Affiliate of any party but may or may not be a JAMS panel member and, in any case, shall be reasonably believed by the Respondent to possess the requisite experience, education and expertise in respect of the matters to which the claim relates to enable such Person to competently perform arbitral duties). Within ten days after such notice from the Respondent is received by the Claimant, the Respondent and the Claimant shall cause their respective designated arbitrators to select any mutually agreeable JAMS panel member as the third arbitrator. If the respective designated arbitrators of the Respondent and the Claimant cannot so agree within said ten day period, then the third arbitrator will be determined pursuant to the Rules. For purposes of this Section 12, 4R (on the one hand) and the Partnerships (on the other hand) shall each be entitled to the selection of one (1) arbitrator. Prior to commencement of the arbitration proceeding each arbitrator shall have provided the parties with a resume outlining such arbitrator’s background and qualifications and shall certify that such arbitrator is not a representative or Affiliate of any of the parties. If any arbitrator shall die, fail to act, resign, become disqualified or otherwise cease to act, then the arbitration proceeding shall be delayed for fifteen days and the party by or on behalf of whom such arbitrator was appointed shall be entitled to appoint a substitute arbitrator (meeting the qualifications set forth in this Section 12) within such fifteen day period; provided, however, that if the party by or on behalf of whom such arbitrator was appointed shall fail to appoint a substitute arbitrator within such fifteen day period, the substitute arbitrator shall be a neutral arbitrator appointed by the JAMS arbitrator within fifteen days thereafter.

(d) All arbitration hearings shall be commenced within ninety days after arbitration is initiated pursuant to the Rules, unless, upon a showing of good cause by a party to the arbitration, the tribunal of arbitrators permits the extension of the commencement of such hearing, provided, however, that any such extension shall not be longer than sixty days.

(e) All claims presented for arbitration shall be particularly identified and the parties to the arbitration shall each prepare a statement of their position with recommended courses of action. These statements of position and recommended courses of action shall be submitted to the tribunal of arbitrators chosen as provided hereinabove for binding decision. The tribunal of arbitrators shall not be empowered to make decisions beyond the scope of the position papers.

(f) The arbitration proceeding will be governed by the substantive laws of the State of Texas and will be conducted in accordance with such procedures as shall be fixed for such purpose by the tribunal of arbitrators, except that (i) discovery in connection with any arbitration proceeding shall be conducted in accordance with the Federal Rules of Civil Procedure and applicable case law, (ii) the tribunal of arbitrators shall have the power to compel discovery and (iii) unless the parties otherwise agree and except as may be provided in this Section 12, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provision of state law or other applicable law or procedure inconsistent therewith or which would product a different result. The parties shall preserve their right to assert and to avail themselves of the attorney-client and attorney-work-product privileges, and any, other privileges to which they may be entitled pursuant to applicable law. No party to the arbitration or any arbitrator may compel or require mediation and/or settlement conferences without the prior written consent of all such parties and the tribunal of arbitrators.

(g) The tribunal of arbitrators shall make an arbitration award as soon as possible after the later of the close of evidence or the submission of final briefs, and in all cases the award shall be made not later than thirty days following submission of the matter. The finding and decision of a majority of the arbitrators shall be final and shall be binding upon the parties. Judgment upon the arbitration award or decision may be entered in any court having jurisdiction thereof or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may

be. The tribunal of arbitrators shall have the authority to assess liability for pre-award and post-award interest on the claims, attorneys’ fees, expert witness fees and all other expenses of arbitration as such arbitrators shall deem appropriate based on the outcome of the claims arbitrated. Unless otherwise agreed by the parties to the arbitration in writing, the arbitration award shall include findings of fact and conclusions of law.

(h) Nothing in this Section 12 shall be deemed to (i) limit the applicability of any otherwise applicable statute of limitations or repose or any waivers contained in this Agreement or (ii) constitute a waiver by any party hereto of the protections afforded by 12 U.S.C. § 91 or any successor statute thereto or any substantially equivalent state law.

(i) Notwithstanding any provision in this Section 12 to the contrary, this Section 12 shall not be construed to require arbitration of a claim or dispute brought by any Person, including, without limitation, any Limited Partner (whether in his own right or through a derivative action in the right of the Partnership), who is not a party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Administrative Services Agreement as of the day and year first above written.

4R Oil and Gas, LLC

By:	/s/ Rocky Emery
Rocky Emery Manager

ROCK ENERGY PARTNERS LP

By:	4R Oil and Gas, LLC, its sole-general partner

	By:	/s/ Rocky Emery
Rocky Emery Manager

ROCK ENERGY PARTNERS OPERATING LP

By:	4R Oil and Gas, LLC, its sole-general partner

	By:	/s/ Rocky Emery
Rocky Emery, Manager